                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(A)
                     of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  Confidential, For Use of the Commission Only (as permitted by Rule 14a-
     6(e)(2)
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


              Cambridge Technology Partners (Massachusetts), Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[_]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
         11.

         (1)   Title of each class of securities to which transaction applies:
               _________________________________________________________________

         (2)   Aggregate number of securities to which transactions applies:
               _________________________________________________________________

         (3) Per unit price or other underlying value of transaction computed to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)   Proposed maximum aggregate value of transaction:
               _________________________________________________________________

         (5)   Total fee paid:
               _________________________________________________________________

[_]      Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:  $
                                           _____________________________________

         (2)      Form, Schedule or Registration Statement no.:  _______________

         (3)      Filing Party: ________________________________________________

         (4)      Date Filed:  _________________________________________________

Novell, Inc. ("Novell") and Cambridge Technology Partners (Massachusetts), Inc. ("Cambridge") will file a joint proxy statement/prospectus with the Securities and Exchange Commission on the Form S-4 Registration Statement. THE JOINT PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE MERGER. The joint proxy statement/prospectus will be made available to all shareholders of Cambridge and Novell, at no expense to them. The joint proxy statement/prospectus will also be available for free at the Commission's website at www.sec.gov.

Information regarding the participants in the solicitation and a description of their direct or indirect interest, by security holdings or otherwise, is contained in the joint press release filed by Novell, Inc. with the SEC under Rule 425 on March 12, 2001.

--------------------------------------------------------------------------------

                    Novell and Cambridge Technology Partners

                              Stewart on the Line
                                  May 2, 2001
                                  9:30 am MST



Operator:  On behalf of Internal Communications, good day and welcome to Stewart
           On the Line. Today's call is being Web cast live. A recording and transcript will be available on the Web site soon after the call. And now, for opening remarks and introductions, I would like to turn the call over to Stewart Nelson, Chief Operating Officer. Stewart...

Stewart: Hello and good morning to everyone. I want to welcome both Cambridge and Novell employees to today's call and thank you for taking time to join us.

           For the benefit of Cambridge people, my name is Stewart Nelson. I'm the Chief Operating Officer for Novell. It's actually been my habit for some time now to hold twice-monthly audio conferences with employees to discuss the Novell business.

           Today we wanted to open that call up to both Novell and Cambridge employees so we can all be a part of and benefit from the discussion that is so central to both our businesses--the forward integration of our two companies.

           Following the acquisition announcement in March, Jack Messman and Eric Schmidt held introductory audio conferences with both employee bases. In those meetings they promised to follow-up together as a means of continuing the dialogue. Today they're fulfilling that pledge.

          So let me try to set the table for today's meeting. It is indeed meant to be a dialogue--a dialogue with our employees and the two CEOs. Eric
                  --------
          and Jack will take about five minutes to comment on where we are and where we're going.

          But we want the bulk of this call to revolve around you and your questions. It's been five weeks since the acquisition announcement. I know there are a lot of questions out there. I've heard them. Many of you have talked to me. We want to hear them and answer them to the best of our ability in the time reserved.

          Earlier this week we announced the formation and structure of the Steering, Strategy Advisory, and Integration committees that will be driving the integration process. As the announcement said, integration planning has already begun. The reality is, however, that we're still in the early stages of the process. I mention this simply to set appropriate expectations. We want to hear your questions. We want to answer them. And we will, but only insomuch as we can at this early juncture. Again, this is a dialogue--it's something that we will continue as we move forward. Questions that must go unanswered today will be answered in the future as soon as it is possible
          ----

          Now, let's hear from Eric and Jack. Let's start with Eric Schmidt.

Eric: Hello and thank you all for getting on the phone with us. About a month ago we updated all of you on where the merger was going and why it made sense. Since then we've been working very diligently to make this happen. I'd like to make sure that this is a dialogue, so I'll keep my remarks brief.

          To me, the successful integration of Cambridge and Novell is very important for all the right reasons. As this week's announcement suggests, which you all saw a couple of days ago, we're looking at a 90-day integration plan, followed by anticipated Cambridge shareholder approval in the July - August timeframe.

          By the way, these things take forever--there's lots of paper work, the SEC has to rule on it--but we do not expect any problems with this because there's no competitive issues or anything like that. However, the process is important and we have to follow it to the letter.

          Part of the improvements we'll make over the next several months will shape our company and its growth opportunities for years to come. Driving this integration initiative is really the highest priority to the leaders of both companies. And, of course, effective communication will play a key role.

          We've put together a combined Novell/Cambridge communication team and that team is going to work with the integration and action teams to get information out to you on a regular basis and make sure that your views and feedback are heard and your questions are answered.

          We'll conduct employee focus groups and surveys and use all the other feedback channels available to us and we're going to try very hard to link Novell and Cambridge employees together, bringing the combined enterprise to life.

          For both employee bases this call represents a watershed moment and even though the two companies are not technically merged, we're trying to, within the letter of the law, work as closely as we can.

          Jack and I have worked together for a number of years prior to this acquisition and we've been working very closely in the last five weeks. He obviously knows Novell. He obviously knows Cambridge. And by assuming responsibility for the task force Jack will be able to bring significant operational experience to bear ahead of his formally assuming the title of a CEO, probably in the completion of the acquisition.

          From my perspective, Jack is very much the right executive to lead us as we align the two companies with the objective to return to growth around the One Net vision. I've spent a lot of time in the last few weeks talking to customers, talking to partners. I can tell you the vision and the strategy that we've articulated is and will remain, I think, the right strategy for the company. So with that let me re-introduce Jack Messman to Novell's employees and turn the microphone over to him. Jack...

Jack: Thank you Eric very much for your comments, but also for everything that you've done to advance the Novell position as the leading provider of Net services software. You and the Novell management team and everyone else at Novell have done a tremendous job positioning the company and its products for a fresh new run in the marketplace.

          With the acquisition of Cambridge, I think Novell can now make the most of that run for the benefit of Novell and Cambridge employees alike, as well as our shareholders. I feel quite fortunate to be stepping into the CEO role with such a great opportunity in front of us.

          As Stewart suggested--the intent of this call is to hear from you, the people of Novell and Cambridge. I do, however, want to say a few things about the opportunity of our combined company.

          As you know, I've been a member of the Novell Board of Directors since its founding in the early '80s. And I've been involved with Cambridge since its founding as well. Thus I enjoy the privilege of historical perspective when it comes to understanding both organizations. I've seen the bad days. I've seen the good days. I want to say here for the record today that I believe the best days are yet to come for both Cambridge and Novell.

          Since our acquisition announcement in March, I've held a number of meetings with investors and analysts and I've delivered a number of presentations, for example, at BrainShare and the recent Novell shareholder meeting. In my comments I've focused the audiences' attention on three key leverage points that the combined Novell/Cambridge enterprise will employ to create a new model for eSolution providers.

          First, there's the Novell commitment to interoperability. Unlike some competitors that cling to proprietary software and operating systems, Novell has embraced the realities of an increasingly diverse technology environment. The company has far outpaced the competition in producing products that promote--not prevent--interoperability among disparate systems such as NT, UNIX, Linux, etc. This is a critical point of differentiation for Novell. It's also a critical success factor for Novell's clients and important point of synergy with Cambridge, which maintains a similarly open view of technology.

          Second, Novell has maintained its commitment to technological excellence. There's no question that Novell has led its competition in product stability and rigor. For example, NetWare has long been recognized as a more robust operating system than anything coming out of Redmond, Washington. Now Novell is continuing its commitment to technology excellence to fulfill its One Net vision. NDS eDirectory, for example, continues to receive higher marks than Microsoft's Active Directory, not to mention the bigger piece of the market. In 2000 both eDirectory and DirXML received multiple awards--and 2001 is looking like a continuation of the same. Just two weeks ago, Network Magazine again named eDirectory, Software Product of the Year.

          So now let's add Cambridge to the mix. When we announce the acquisition of Cambridge we mentioned there was a trend toward convergence of product companies and service companies. In the past two weeks, IBM announced the acquisition of Mainspring and Compaq announced the acquisition of Proxicom.

          These come after previously announced deals in the market place between Cisco and KPMG, Microsoft and Accenture, and the failed attempt of Hewlett-Packard to acquire Pricewaterhouse. All of these deals confirm our confidence in the Novell/Cambridge combination and the future benefits we expect to see in our collective ability to solve customers' problems with solutions using best-of-breed products.

          What is the Cambridge legacy? It's unfailing commitment to using technology to create solutions to solve clients' business problems. In the early '90s Cambridge introduced fixed-time-fixed-price methodology and in so doing, revolutionized a professional services industry that was renowned for over-promising and under-delivering. Cambridge sided with clients and made good on its promise to deliver the innovative solutions that clients need to move their businesses forward. Cambridge is a company focused on innovative solutions using technology to solve business problems.

          For those of you who are unfamiliar with Cambridge, we are an eSolutions firm; solving complex business and technical problems; with leading-edge thought; with proven implementation capability and digital strategy, eCommerce, mobile commerce, eCRM, eSEM, eERM; and with industry solutions expertise: financial services, communications, manufacturing, and industry vertical markets.

          As I view it, the Cambridge solutions focus will facilitate Novell's mission in several ways. First, Cambridge will bring the solutions selling expertise that Novell lacks to promote its vision of networks- -intranets, extranets and the Internet--working together as a One Net platform for eBusiness. Second, Cambridge will bring the consulting and integration experience that is needed to deliver against that vision. Third, we will help Novell develop next generation products of the highest relevance by facilitating a product development cycle that works backwards from the solution to the product.

          Novell will offer Cambridge plenty in return. Best-in-class products that ultimately will allow Cambridge to differentiate its solutions from our competitors. We get access to new markets and new clients and a chance once again re-invent an industry, which I think we can do together.

          Now it's in the convergence of these three leverage points--Novell's commitment to product excellence and interoperability and Cambridge's commitment to solving clients' business problems with the best solution--I believe we can truly make the One Net vision a reality for countless organizations and establish the combined Novell/Cambridge as a leading net services and eSolutions provider.

          So how do we exactly do that? Well, of course, that's the big question and it calls for a big answer. An answer that is quite multifaceted and an answer that can only emerge through the integration planning process that we are now embarking on. As the Integration Task Force that we announced this week proceeds with its planning, we will begin to provide those answers to you.

          In the meantime, let me point out that there actually is a fourth leverage point that both organizations bring to the combined enterprise. More than any other that will propel the combined enterprise forward. That fourth leverage point is the people on this call; the people who are the life's blood of both Novell and Cambridge. You are the innovators. You are the team players. You get the job done like nobody else in your respective fields.

          The new management team that is coming together understands how important you are to our success. We understand that the opportunities in front of our combined organizations are significant but we cannot capitalize on them unless you are as fully excited and fully informed about these opportunities as possible.

          Forums such as today's call are designed around that understanding and I hope you'll find them as useful as we do. And I hope you'll take advantage of the opportunity to pose questions. Stewart, I'll turn it back to you to facilitate the Q&A session.

Stewart: Sure. At this time we want to go ahead and open up the line for questions. So perhaps I can have the operator let people know how they can actually do that.

Moderator:  If you'd like to ask a question, please press one four on your telephone keypad now. Again, that's one, four. Questions will be answered in the order they are received, and now let's take our first question.

Stewart: While these are queuing up, I assume at this point, I decided to take it upon myself to collect a few questions of my own. Don't worry this will be easy. The first question is, I've had a lot of employees ask me, "where do I have to go to get information about what's happening, about the process? What is actually the communication plan to the company going forward?"

            Jack, I'll send that one your way first.

Jack: Well, I think the communication plan will be compiled in coordination with the action teams that will be formed as part of the Integration Task Force and I know each organization has a site up on their intranet. We are in the process of developing one shared site that will ultimately be the home for integration-related resources and information.

            Each organization will also continue to use existing communications channel to push information directly to its employees. We want to over communicate as a result of all of this.

Stewart: Thanks Jack. Perhaps we've got some calls in the queue now. I'll hold mine back and let's go ahead and open the Q&A at this point.

Jack: Well, while everybody is thinking about a question they might want to ask let me make one further comment with regard to the communication issue and what employees should do if someone from the media or someone from outside the company asks them questions about the Cambridge/Novell integration.

          I think that you ought to be careful. All such requests should be routed through the public relations departments of both companies. For Novell employees that would mean Shannon Shupe and for Cambridge employees that would mean Gary Schuster. Everyone should assume that anything you say to external parties will be published or somehow become part of the public record and might be the headline in tomorrow's newspaper. So that's why it's very important to involve our PR teams to insure that all of our spokesmen are on the same page. That's one bit of caution with regard to talking to parties outside the company.

Stewart:  Jack I've still got my list of questions here.

Jack:     Okay.

Stewart: Maybe I can throw another one at you real quick. A few questions that I've received from several employees are, "What is actually the timeline for the merger? What can we expect? What needs to happen? What goes on over the next few months?"

Jack: The first thing we had to do to initiate this process, after we agreed on the deal, was to file an S-4--we filed it, I think, April 20. Normally, in times when the SEC is busy with IPO's and public offerings of various natures you can expect to get accelerated treatment, but given that the stock market is down and IPO activity is down the SEC have a lot of people with nothing to do. So I expect that we're going to get our S-4 memorandum, describing this deal reviewed in detail and that could probably take 30 days.

          Let's assume we're at May 30. We then have to get back to the SEC with answers. That might take two weeks--June 15. Then you have to give your shareholders 30 days to vote, which puts us at the end of June/mid-July timeframe for getting a Cambridge shareholders vote on the deal, then close. Then we could move forward with the integration of the two companies.

          That's a current timeline. It could change. It depends on how the SEC and other regulatory bodies react. We have received early termination of the waiting period under the Hart-Scott Rodino Act, which imposes a 30-day waiting period. They released us from that early, so at least that part of the government has done a good job quickly. We no longer have to worry about the Hart-Scott Rodino Act.

Stewart: Why don't we go back to the phone lines and take a couple of questions.

Operator: The next question is from Vikram Shah in Bangalore.

Vikram:   Hi Stewart.

Stewart:  Vikram, how are you?

Vikram: I'm all right. I have one question. I've been reading a lot about mergers and acquisitions and it seems to me that statistical averages are not in our favor for a successful merger. Can Jack or Eric throw some light on what is unique in our plan, in terms of the merger, to make sure that we are a successful company?

Stewart: I'll let Jack take that one. Jack, Vikram Shah runs our Bangalore Development Center.

Jack: I believe you've met our people in Bangalore as well is that not correct?

Vikram:   Yes, I did Jack.

Jack: I think the history of acquisitions is that more than a majority of them don't work. I guess professionals who analyze mergers believe that the reasons for failure are companies don't do a thorough job of integrating the two companies. That's why we've formed this Integration Task Force and why we're going to be working on it for the next 30 to 60 days, prior to the approval of the deal. Whereby we can then do the implementation.

          We think there's a lot we can do in this pre-planning phase that will allow us to very quickly achieve the synergy that we expect of the deal. Get those savings into our P and L very quickly. I would say that the primary reason for failure is the fact that the companies don't do a good job of integration.

          We've hired McKenzie to help us on the strategy integration and we've hired Deloitte & Touche to help us on the infrastructure and HR and operational integration. We believe that's the key step in making sure that our merger has a higher chance of success than historical averages.

Vikram:   Thank you.

Stewart:  Thanks Vikram.

Operator: There are no further questions at this time.

Stewart: Jack, I have another question. A lot of the employees have talked about the directory and the various awards that it's winning. How do you see the directory playing in the combined company?

Jack: Well when Eric suggested that we combine the two companies, one of the first things I did was to talk with our technical people. We have what we call a reference solutions architecture that we use to design most of our solutions. I asked them to impose the Novell products on that reference architecture to see where these products could fit. And to our surprise, they fit remarkably well and frequently. So I asked the question, "Well why haven't we used the Novell products that we have to date?"

          We've had a number of installations, but not an overwhelming number. The feedback received was that they believe the solutions requiring Novell products were about to become needed in the marketplace. We see that the solutions for the Directory and the whole security set of Novell products that help create the One Net vision are going to be something urgently needed, in the near future, by our clients.

          In a short period of time, we have seen a number of major initiatives in the security area that confirm our belief that the Novell product lines can be part of our solutions. We also believe that Novell products can differentiate the current solutions we offer because the directory brings capabilities in areas of customer relationship management and supply chain management that we hadn't focused on before. We believe we can integrate the directory into our current solutions and we believe the directory will help us create, for example, security solutions that we hadn't thought of before.

Stewart: Jack, I think we have a question coming in from Bracknell. I also need to apologize to the folks here in Provo. We're having some difficulties with the lines and we're not able to get their incoming questions. We're trying to get that fixed. At this point though, we'd like to take the call from Bracknell.

Operator: Pete Joseph, your line is now open.

Pete:     Oh, hi.

Stewart:  Pete?

Pete:     Hi.

Stewart:  This is Stewart. How are you?

Pete:     Hey Stewart, how you doing?

Stewart:  Pretty good.

Pete: Good. My question is based on the fact that in the past Cambridge has talked about having sort of technology-independent consultants. Jack brought this up in your shareholder meeting. How are you going to deal with the fact that now there's seems to be a need to obviously promote Novell technology, but also not be perceived as too focused on our technology? How are you going to deal with that problem?

Jack: I think there are several ways to answer the question. Cambridge employees pride themselves on being agnostic with regard to technology selection because we believe we ought to provide the customer with the best solution, but there are all shades of gray when it comes to this issue.

          For example, we have alliances with BroadVision, Commerce One and Ariba and others like that. The minute you have an alliance, by nature you are less agnostic than you used to be because the nature of the alliance is that you want to push that company's product in your solutions and hopefully they'll help with referring clients to you.
          It is a gray matter.

          I would say that the best way to avoid any issue is for Novell products to be best of breed, which we think they are. As a matter of fact, they're not only best of breed, but we also believe many of them don't have any competitors when you get right down to the features you
          offer.   So we believe they're the best of breed.

          Plus two years ago, clients were very focused on viewing benchmark tests of competing application software. For example in the area of CRM they would have us benchmark Vantive, Clarify and Siebel and they'd pay us for that. Today, clients don't care about that stuff. All they really care about is the solution. It all became very complex and so they're leaning more on companies such as ourselves to make those decisions for them and to include whatever products we feel will deliver the best solution for them.

          Now recognizing this example is Intel. I went to a conference with Craig Barrett maybe three or four weeks ago, and Intel believes, as Barrett said, that solutions are the key to the future and they are now in the process of putting together a channel, which they call eBusiness Solutions Providers. They get contact with the CEO's and the functional leaders in organizations much early in the cycle than they otherwise would have just selling products to IT people or lower level technology people.

          Intel thinks that unless they start selling at the solutions level even they will be shut out, in terms of their products and their architecture, so it's an evolving process. The clients have to believe you and trust you and if they do, the issue of whether or not you're agnostic is diminished. But I believe that's all mitigated by the fact that Novell's got great products.

Pete: Thanks. Can I ask one other question? Do you yet have a perspective on the view of Cambridge customers to this acquisition? We obviously understand from a Novell standpoint from talking to our own customers, but what about from the Cambridge side?

Jack: Well, I think that the issue Cambridge customers will raise is whether we're going to be forced to sell Novell products and I don't think that's the intention. I think whether or not customers feel that way depends on what relationship you have with them. We are the trusted advisor. In helping our clients transition to the new economy many generally don't understand a lot of this technology and thus, they don't have it is in-house. Therefore, they lean on us for that information and I think if you've got a trusted relationship then the issue doesn't come up. They just believe that you'll do the right thing by them, so I think that's the way we'll get around it. There will be some who will be curious about whether or not it changes is the way we act, but I think as our actions will point out in the future that won't be the case.

Pete:     Thank you very much indeed.

Stewart: Thank you P.J. I think we have the Provo issue fixed. So we're going to try and take a question from Provo right now.

Operator: The next question is from Ken Leidheiser in Provo.

Ken: It's Ken Leidheiser, account manager in Philadelphia. My question is, once the acquisition is completed will we go to market as two separate sales teams or will we go as Novell?

Jack: I think initially, we will have two separate sales teams for a couple of good reasons. One is that there are customers that our consultants would not normally call on for lots of reasons--either we don't have expertise in their vertical market or they're not the kind of customer that requires consulting services or they're too small or whatever. Yet those could be people who could use Novell technology, so there should be a product salesman making calls on them.

          I think we have to sort all that out as part of this Integration Task
          Force.   Decide what the rules of engagement are.  Decide how we share client lists. Where we can cross-fertilize the efforts on both companies, but it's not seen that we will be fully integrating the sales effort at this point in time.

Stewart: Jack, we have a question from Chad Smith here in Provo. I'm going to go ahead and ask it for him. What is the expected impact of the acquisition on the financial performance of Novell?

Jack: In terms of what it expects to earn and what its turn of investment is, our expectations are similar, but different. The final analysis is the return on equity of consulting businesses tends to be higher than return on equity of software companies, because we have very few fixed assets of our business.

          I know Novell also has very few--basically PC's and other hardware things that we use to create software products and some fixed assets like buildings. Cambridge has even less and our assets are the intellectual property of our employees and so, even though the P and L metrics in terms of gross margins and overhead costs are different, the return on equity of Cambridge will likely increase the overall return on equity of the combined Novell/Cambridge.

Eric: Stewart, let me add a little bit to that. It seems to me that the combined company has a very beautiful model. It uses relatively little cash in its day-to-day operations. It generates a lot of cash. The combined company will have a revenue of somewhat more than $1.5 billion and it looks like it would be growing at a pretty healthy rate, generating a fair amount of cash, it looks like pretty good profitability.

          When we did the initial analysis, and that initial analysis still holds, this deal is extremely accretive to Novell shareholders, which means that the Novell shareholder gets more value for their earnings dollars. It's very hard to see how the economics could go negative. And with just a little bit of growth the numbers compound very rapidly in a positive direction in the merger.

Stewart:  Thanks Eric.  Let's go back to the phone line.

Operator: The question comes from Bruce Cutler in Provo.

Bruce:    We'll try this again.  Are you there?

Stewart:  Yes we're here.

Bruce: I think by the discussion we've had this question has been basically answered, but I want to ask it anyway. Does Cambridge actually do any software development or is it all just consulting? Will we have any overlap in the actual software development areas?

Jack: If a client asks us to develop a piece of application software for them, we will do custom application software development. That's a service. We don't own the software, we just take the requirements specified by the client and turn it into a piece of software for them. So we have various services. Digital business strategy, eCRM, mobile commerce, electronic commerce and so forth and we have a whole raft of technologies that we offer, including integration services, custom application development, and other things like that. Client server application development if you want it. So we don't do application development as a product line development, we do it as a service for our customers.

Bruce:    Thank you.

Stewart:  Jack, I have another question.

Jack:     Sure.

Stewart: My question is this. You were with us in our executive committee meeting yesterday and we appreciated that. I've had a couple of people ask me what is your role in this period--between now and when the merger is actually complete, what role will you play?

Jack: Well, I think it's an unusual role to be CEO of the acquired company and be the successor of the buying company. Eric and I have a very unusual relationship. I'm involved with the integration efforts, so that when we do combine the two companies we can realize these efficiencies and these savings. I think on a day-to-day basis I'm getting involved with pushing the integration structure and the teams forward to be able to be in a position, when the deal closes. And on top of that, Eric is still the CEO of the company. I have to coordinate with him so that he is in agreement with the direction and the decisions we're making.

Eric: Stewart if we go back to Vikram's question or comment about mergers. The fact of the matter is that it's very important that we get this merger and infrastructure right. I think this is a unique opportunity for Jack and I to collaborate to get a head start on the various integration issues. We received board approval to operate in this rather unusual way and it seems to be working pretty well. I think the more time we can spend with Jack, getting him up to speed on how Novell works internally, the more able he'll be able to provide really tremendous leadership post-merger.

Stewart: Another question Jack. Employees are asking, who are CTP's competitors?

Jack: Well, the big five are obviously--when we say the big five we mean the spin-offs from the accounting firms like PWC, KPMG, Cap Gemini, Ernst &Young and Accenture which is the new name for Andersen Consulting.

          And then we have a number of specialized companies who participate in one phase of our business. For example, we have most of the dot com Web page designers like Proxicom, Viant. Other than the big five, we have very few people who compete with us across the entire value chain. For example, Sapient, which does a good job of competing primarily across the total value chain, but we are a little different than most of them. We are quicker than the big five, with regard to adopting new technology. And with regard to the smaller competitors, we have a broader product end. That's our positioning.

Stewart: I'm going to ask the operator now if there's anyone else in queue. We'd also like to invite the Cambridge folks to go ahead and ask some questions. We've got a few more minutes and we'd like to keep going. Operator is there anyone else in the queue?

          I'm assuming that the Provo problems have come back... I'm going to ask another one if that's all right Jack.

Jack:     Sure go ahead.

Stewart: This is obviously a little bit more of a sensitive one, but whenever two companies of these sizes, come together people wonder what this means to them and when they're going to find things out and how it's going to affect their jobs and things like that. What can you share with the employees about that?

Jack: Well, I think the purpose of the communications that we're doing today and that we'll be doing in the future is to reduce the level of anxiety of all employees. We believe that this merger can be characterized as an end-to-end merger rather than a side-by-side merger. This means there is a lot less duplication of functions. If we were merging with another software company, there might be a lot more duplication and, therefore, a lot more concern for what would happen upon the merger of the two companies. In this case we don't have that.

          While we will have some overlap in some of the functional areas--which we can't at this point predict and that's what this Integration Task Force is about, and we must achieve those reductions and get rid of the redundancies--at this point it's too early to tell where they are. By in large the concern for job security that's a result of the merger is lower than it otherwise would be if it were a side-by-side merger.

Stewart:  Okay.  Do we have any more questions coming in?

Operator: Yes, we have a follow-up question form Pete Joseph in Bracknell.

Stewart:  P. J.

Pete: Since Jack brought up the issue of competitors, obviously many of those competitors are Novell's partners. I'd be interested to know your perspective on what value and in what way the Cambridge merger is going to assist us in continuing to work with many of those partners.

Jack: Well, Ray Noorda back in 80s coined the term "coopetition" and that is prevalent both in the consulting business, as well as in the software application or infrastructure software business. When it's in the economic interest of both parties to cooperate, they do and when it's not, they don't.

          I would say that many of the firms that we compete with--the big five for example--have vertical market expertise in vertical markets where we don't have expertise. So it would likely be that we would not compete with them in those areas. To the extent that we offer horizontal applications or solutions then we will compete, but the markets are very big and I think the largest consulting firm only has 3 percent share of the market. It's not as if we're going to be bumping into one another in many places. So I'd say that the vertical market orientation of most firms is going to prevent problems with the competitive situation.

Stewart: Jack, I know that while you've been out here in Utah you've met with some of the Novell customers as the CEO who's coming in and you've been getting feedback from some of our larger customers on what they think about the merger and where they're going. Can you give the employees of both companies some sense of what they're saying and what their concerns are, from what you have heard over the last couple of days?

Jack: I think they all recognize this issue of convergence. It's become very complex, in terms of how you implement this technology. It's also become more strategic in that the executive officers other than the CIO want to know what's going on. And I think the dot com era heightened their interest in the strategic impact of different business models, facilitated by the Internet. There is a higher level of awareness, but there's also a higher level of frustration because most of the people who are becoming more aware of Internet have less technical skills and they look for help.

          Therefore, they look to consulting firms who can provide them with this view and advise them on what they ought to be doing. We provide a digital business strategy service for those who want to try and figure all of this out. So I think they understand the convergence that is taking place between consulting and products.

          The other thing that I think is very impressive to them is the One Net strategy. In the internal applications that Novell has developed like i-Login and Zero Day Start, which use our own technology internally, are applications that are very intriguing to them. When they think they can reduce their telecommunications cost and have their employees log on to the Net in order to get into the company's systems and have personalized portals and have access and authority granted for various levels, to create a portal for every employee. They understand the productivity benefits of all that.

          Not only the internal investment from reducing costs like telecommunications, but the productivity benefits of making their employees more productive by having the information they need in front of them. They're all very interested in that.

          Right now, I think the marketplace has slowed down with regard to IT spending except in those areas where you can show clients that there's a good ROI. Novell has some applications, used internally, that we now have to put into a methodology that we can then sell to the outside world to show them the high ROI that we can achieve with these solutions.

          I think when I meet with the Novell clients they give me amnesty, of course, because I'm not yet CEO. But I know that they're going to be leaning on me in a short period of time to provide some guidance and solutions that work--those are the two key things that I think they are interested in.

Stewart:  Can we go back to the phone lines for just another question.

Operator: The next question is from Scott Ercanbrack in Provo.

Scott: I understand a little bit how Novell has benefited by the merger with some of the talents, and so forth, of Cambridge, but I do not understand how Novell is going to help Cambridge. It seems to me that everything Cambridge is doing they could do without being merged with Novell. If they believe that our products are good, they could go ahead and use those in their solutions without being part of this company. So I'd like to know what benefit this merger really has for Cambridge. Thank you.

Jack: I think I said earlier that we will become more intimately aware of Novell products, because we'll be part of the same organization. I think it will allow us to do tighter integration of Novell technology and our vertical market solutions then we would otherwise have, and it will allow us, I think, to create some solutions that others will not be able to do because of that. We'll also provide access to clients in markets that we don't have. We now have four vertical markets-- financial services, energy, telecommunication and what we call products or manufacturing. Novell has four other vertical markets-- insurance, government, healthcare and education.

          We will be able to interact with people who have vertical market experience in areas that we don't have experience in, so we'll get cross-fertilization in that regard. Novell is in 80 percent of the top Fortune 500 companies and we think that provides us with a good entree to go in and build solution. And, of course, Novell's got a reputation for interoperability and reliability that we think helps us get in the door in some places that we might not otherwise get into. And likewise, we think we can get Novell into places that they otherwise couldn't get into.

          So I think with the convergence that's going on in the industry, people recognize that product and consulting companies need to go together to create better solutions with best-in-class products.

Stewart: While we're waiting, I have one last question. When the announcement went out on the integration it looked like it was very heavily U. S.
          based.  People in the    U. S. in other words.  What are your
          thoughts--how are you going to involve the rest of the world in this integration planning?

Jack: That's a good question. If you looked at the chart we sent out, the upper right hand corner showed four arrows pointing toward the middle and they were arrows that were labeled EMEA, Asia Pacific, North America and Latin American. That was our way of telling everybody that this was a worldwide integration and everybody will be involved.

          Now having said that, there are three parts to the integration.

          .  The infrastructure team

          .  The human capital team

          .  The operational team

          Because we have headquarters located in Provo and Cambridge, Massachusetts, those will be the primary focuses of the infrastructure teams and the human capital teams. The policies on human capital are set in those two locations. Operations is a worldwide thing, therefore, a great deal of the integration will focus in the operational area on a worldwide basis.

Stewart: In closing, I've had employees ask me, "What's going on? How are we going to train Cambridge people on Novell products and visa versa?"

          Last week, Carl Ledbetter joined Paul Smart, Craig Miller and a bunch of product managers in San Jose. And I believe there were about 20 influential Cambridge representatives there for that full-day session. There's been handshaking. People are getting to know each other. Not just on the product side, but also on the people side.

          Right now, I guess what we'd like to do is go ahead and thank everyone from both Novell and Cambridge for joining us on this call. We hope it's been beneficial for you having Eric and Jack here to answer these questions. We give you our word--we're going to make sure that both companies are communicated to as the process continues. As we get information we'll get that out to you as quickly as we possibly can.

          I'll be hosting the call again in two weeks and as more information becomes ready, we'll update you on these calls. Jack and Eric have given their commitment to make sure that communication flows freely throughout the entire process. Please feel free to email any of us, if you have concerns or questions. Having said that, I'll talk to you again in two weeks. Good-bye.

Operator: Thank you for participating in today's conference.